Free Writing Prospectus dated September 13, 2010 (to Prospectus, dated May 18, 2010 and Prospectus Supplement, dated September 13, 2010)	Filed Pursuant to Rule 433 Registration Statement Nos. 333-162219 and 333-162219-01

TERMS AND CONDITIONS
USD 3.95% Senior Notes due September 21, 2015

Issuer	The Royal Bank of Scotland plc
Guarantor	The Royal Bank of Scotland Group plc
Issuer Ratings	Aa3 / A+ / AA- (Moody’s / S&P / Fitch)
Ranking	Senior
Principal Amount	USD $2,000,000,000
Price to the Public	99.793%
Redemption Price	100.0000% of principal amount of the relevant Note
Specified Currency	USD
Trade Date	September 13, 2010
Settlement Date	September 20, 2010, in accordance with DTC’s procedures (T+5)
Maturity	September 21, 2015
Call Option	No
Benchmark	T 1.250% due August 31, 2015
Benchmark Yield	1.496%
Re-Offer Yield	3.996% (semi-annual)
Re-Offer Spread to UST	T+250 bps
Coupon	3.95% (semi-annual)
Day Count	30/360
Convention	Following, unadjusted
Business Days	New York & London
Bookrunner	RBS Securities Inc. (70%)
Co-Managers	Banc of America Securities LLC (10%) BNY Mellon Capital Markets, LLC (1.667%) CIBC World Markets Corp. (1.667%) Citigroup Global Markets Inc. (1.667%)

HSBC Securities (USA) Inc. (1.666%) Morgan Stanley & Co. Incorporated (10%) nabSecurities, LLC (1.666%) TD Securities (USA) LLC (1.667%)
Underwriting Discount	0.350%
Interest Payment Period	Semi-Annual
Interest Payment Date(s)	On the 20th day of each March and September, commencing March 20th, 2011, up to and including September 21st, 2015
Interest Payment Record Date(s)	On the 6th day of each March and September commencing March 6th, 2011
Format	SEC-Registered
Denominations	USD $ 1,000 and integral multiples of USD $ 1,000 in excess thereof
Listing	An application will be made to list the notes on the New York Stock Exchange
Clearing and Settlement	DTC and Euroclear/Clearstream
CUSIP / ISIN	78010X AG6 / US78010XAG60

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, S&P or Fitch.

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus at no charge if you request it by calling RBS Securities Inc. 1-866-884-2071.